TAX-FREE INSTRUMENTS TRUST

ITEM 77 K
CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Change of Independent Auditors:

On May 19, 1999, the Trust's Board of Trustees, upon the recommendation of the Audit Committee of the Board of Trustees, requested and subsequentially accepted the resignation of Arthur Andersen LLP ("AA") as the Trust's independent auditors. During the six month period ended September 30, 1999 the "Period"): (i) AA did not issue any report on the Trust's financial statements; (ii) there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period; and (iii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust, by action of its Board of Trustees, engaged Ernst & Young LLP ("E&Y") as the independent auditors for the purposes of auditing the Trust's financial statements for the fiscal year ending March 31, 2000. During the Period, neither the Trust, nor anyone on the Trust's behalf has consulted E&Y on items which (i) concerned the application of the accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).